Exhibit 99.2

MOTORCAR PARTS OF AMERICA

Moderator: Crocker Coulson
August 17, 2004
8:30 am CT

Operator:	Good morning. My name is (Monica) and I will be your conference facilitator today. At this time I would like to welcome everyone to the Motorcar Parts of America First Quarter Fiscal 2005 conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

Mr. Coulson you may begin your conference.

Crocker Coulson:	Well thank you (Monica). Good morning everybody. Welcome to Motorcar Parts of America’s Fiscal First Quarter 2005 Earnings Call. Our 10-Q was filed yesterday afternoon. And our earnings press release will be crossing the wires momentarily. If for any reason you have difficulty receiving it as it was included in this call please give us a call at 818-789-0100 and we’ll be happy to get you a copy.

With us today on the call are MPA’s Chairman and CEO, Selwyn Joffe and the Company’s Chief Financial Officer, but before I turn the call over to them, I’d like to remind our listeners in this call management’s prepared remarks do contain forward-looking statements which are subject to risks and uncertainties and management may make additional forward-looking statements in response to your questions. Therefore the Company claims the protection of the Safe Harbor for forward-looking statements. This is contained in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed today including risks or uncertainties related to fluctuations in demand for MPA’s alternators and starters, the Company’s ability to maintain and/or expand its relationship with key customers, the Company’s ability to effectively grow its presence in the traditional warehouse market, variability in gross margins due to customer pricing pressures, stock adjustments, fluctuations in the cost and customer return of (cores) and other factors, increases in working capital required as a result of the implementation of a pay-on-scan initiative with the Company’s largest customer and risk related to the Company’s plans to expand its offshore manufacturing operations. Examples of forward-looking statements include statements related to MPA’s anticipated or projected revenues, gross margins, expenditures and liquidity needs. We would encourage all of our listeners to review a more detailed discussion of these risks and uncertainties that are related to these forward looking statements contained in the Company’s filings with the SEC, in particular on Form 10-K and the 10-Q that as I said we filed yesterday afternoon.

Projections – As the Company’s future financial performance represent management’s estimates as of today, August 17, 2004, MPA assumes no obligation to update these projections in the future due to changing market conditions or otherwise.

Well with those formalities out of the way it’s my pleasure to turn the call over to Motorcar Parts of America CEO, Selwyn Joffe.

Selwyn Joffe:	Thanks Crocker. Welcome everyone. Good morning. We appreciate your participation in our Fiscal First Quarter 2005 results.

As many of you may know MPA held its First Quarterly call for investors this past June. In that call we outlined our strategic, operational and financial objectives for Fiscal Year 2005 and we invited you to check back in on our progress to meeting these goals. Our strategy is to increase shareholder value is centered on four important goals: stabilizing our existing revenue base through long-term supply agreements, developing an industry leading cost structure while improving product quality by re-engineering our manufacturing processes, expanding our growth horizons by entering markets that leverage our existing products and core competencies and constantly finding ways to add value to our customers so as to grow our position with them and contribute to their business success. I am pleased to report that we are making solid progress on each of these initiatives as we position our company MPA to increase our profitability and accelerate our growth in the future.

As we reported this morning First Quarter revenues increased by 11% to $41.1 million as compared to Quarter One of Fiscal Year ’04 revenue. However due to the increased expenses associated with the transition to an expanded relationship with our largest customer Q1 net income declined to $91,000 or 1 cent a share versus $680,000 or 8 cents a share in Quarter One of Fiscal ’04. We will get into this in more detail in the ongoing discussion.

Operating cash flow continued to be strong at $6 million for the First Quarter of Fiscal Year ’05 and as a result we ended the quarter with $10.7 million in cash and cash equivalents and a debt free balance sheet as of June 30, 2004. During the First Quarter of Fiscal 2005 we successfully ramped up under our expanded long-term supply agreement to our largest customer. We added our first out of five new warehouses or distribution centers on April 15. Our second and third distribution center add-ons were on May 6 and then two more came onboard on June 3rd. The impact of this expansion has been immediate and in our view very, very positive. Unit shipments during the quarter ended June 30, 2004 were up by nearly 22% over the prior year period and in July the first full month operating under the agreement our shipments were up by 46% and hit a new corporate record. As Chuck will detail later we have had some transition expenses as we accommodated the surge in output. These costs are now substantially behind us and we can move forward and look to increasing our gross margins in the future and we will not recognize revenues from some of the units shipped under the POS program until they are sold through by our customers. This relationship will significantly enhance MPA’s profitability and cash generation once we have completed this transition, which we feel like we are through now.

We have also continued to focus on increasing our manufacturing efficiencies and building industry leading cost positions so as to achieve our growth and margin objectives. Due to the operating efficiencies realized using the (lean) system we’ve been able to scale unit output at current facility with minimal incremental capital investment and we have the ability to almost double our capacity using our existing facility. As we work through the ramp-up associated with the new distribution agreements we expect that this operating leverage will be very powerful.

Finally we are moving forward with our plans to establish a new low-cost state of the art manufacturing presence in Mexico that can effectively supply the U.S. market on a short turnaround basis. We expect to produce our first units in the First Quarter of calendar 2005.

In the First Quarter we also won our first major new customer in the professional installer segment and we began shipping our new Quality Built line of alternators and starters targeted to the $700 million professional installment did-it-for-me market. Growing our position in this market is a long-term process but it significantly expands our addressable market. The traditional warehouse segment accounts for more than half of the overall available market and offers opportunities to earn higher gross margins.

Finally our efforts to transform customer relationships from that of a commodity provider to a value added supplier and marketing partner are beginning to crystallize. We are expanding our micro marketing initiatives by conducting trials of selected customers. We continue to seek innovative ways to help our customers grow revenue, improve their relationship with their consumers and increase their margins. Our objective is to use every asset at our disposal including technology, marketing expertise, product design, supply chain integration and customer service to become a more valuable partner. We have done this in a number of ways. A number of them we have discussed in the past and have come to fruition to date. The automated diagnostic machine that we assisted in developing was rolled out to one of our retail customers and we are in test with it in the second chain. The initial results are very promising with a reduction in misdiagnosed warranty returns already being identified. We went live with our new web-based diagnostic guide that’s called – it’s www.onlinetechhelp.com that walks the user step-by-step through the process of identifying why their car won’t start and determines the right solution to repairing it. We believe this is very valuable for our customers and the ultimate consumer. We also launched an enhanced version of two marketing driven Web sites, a comprehensive corporate Web site for MPA which is now www.motorcarparts.com and a site devoted exclusively for the Quality Built brand which is www.quality-built.com which features a private extranet to facilitate field sales communications with reps and customers. This provides a complete a paperless environment for us to manage that business with.

These are just a few examples of how MPA is seeking to build customer loyalty and brand winners and warranty reductions. Our goal is to transform us from a commodity business into a marketing and technology-driven business so as to enhance the contribution of our products to the result of both MPA and our retail customers. I have only touched on a few elements of our overall strategy. We believe that if we achieve each of the goals I have discussed we will position Motorcar Parts of America to assume a leadership position in the remanufactured alternator and starter category and to substantially increase value for our shareholders. With that I’m going to turn the call over to Chuck Yeagley, our Chief Financial Officer to discuss our financial results in detail and to identify some of these expenses that we incurred in transition. Chuck?

Charles Yeagley:	Thanks Selwyn and good morning everyone. I’m going to start by reviewing some of the key financial metrics for the First Quarter.

Net sales for Quarter One were $41.1 million, an increase of 10.9% over the $37.1 million reported in the First Quarter of Fiscal 2004. This increase was primarily attributable to our new agreement we entered into with our largest customer on May 8, 2004. First Quarter revenues were negatively impacted by $1.8 million in stock adjustments that were netted against sales, as compared to $374,000 in stock adjustments in the First Quarter of Fiscal 2004. You will note that the increase in that sale did not track with the increase in shipments, which were up 21.7% over Q1 of Fiscal 2004. The POS inventory recorded on our financial statements went from 2.4 million at June 30, 2003 to 7.3 million at June 30, 2004 or a net increase of 4.9 million.

Gross margins decreased to 9% in the First Quarter compared to 11.1% in Q1 Fiscal 2004. Our cost of goods sold was negatively impacted by $1.9 million of expenses associated with the transition to the POS program with our largest customer. This included $700,000 of overtime costs to achieve the inventory build up required, $200,000 of inventory costs to ship POS inventory in advance of recognizing related revenues, $460,000 to reflect that the price we are paying for the cores included within the non-MPA portion of the purchased inventory exceeds the market value of these cores and a stock adjustment of $550,000 which was in excess of our current accrual. These expenses associated with the transition to pay-on-scan reduced our gross profit by 4.6% of revenues. I should note that we fully expect that this inventory we have built during the quarter will be sold over the balance of Fiscal 2005.

General and administrative expenses increased by $43,000 to $2.4 million or 5.9% of sales in the First Quarter. This compares with 6.4% of revenue in the year ago quarter. This included an increase of $146,000 in legal and accounting fees associated with our SEC filings, a $97,000 increase in bank fees related to the new credit facility as well $124,000 due to hiring additional IT, Human Resource and accounting personnel. These increases were offset by a $291,000 reduction in legal fees incurred pursuant to an Indemnification Agreement for MPA’s former President and CEO in connection with the SEC’s and the U.S. Attorney’s investigation. Sales and marketing expenses for Q1 increased 112% to $622,000 as compared to $293,000 in Q1 last year. We are investing and growing our sales and marketing initiatives across both the traditional warehouse and retail segments so as to try to increase sales to our current customers and help us to capture new customers in the future. Research and development expenses were up 24% to $179,000 as we brought on new personnel to support our increased business and invested in product improvements. Net interest expense in Q1 was $351,000 as compared to $293,000 in Q1 last year. This increase was principally attributable to an increase of $6.5 million in the amount of accounts receivable that we discounted under our factoring arrangements. This increase was offset by the elimination of any outstanding loan balances under our line of credit.

Operating income was $493,000 or 1.2% of sales in the First Quarter as compared to $1.3 million or 3.5% of sales in the prior year period. Again operating income was reduced by about $1.9 million or 4.6% of revenues due to the transition expenses associated with the POS agreement during the quarter. Income taxes for the quarter were $51,000 at an effective rate of 36% as compared to $330,000 or a rate of 33% for the First Quarter of Fiscal 2004. Net income for Q1 was $91,000 or a penny a share per fully diluted share. This compares with net income of $680,000 or 8 cents a share per fully diluted share in the same period last year. This decrease was primarily attributable to a significant increase in cost of goods sold as well as our sales and marketing and interest expenses we incurred during the First Quarter.

As of June 30, 2004 our balance sheet remains strong with $10.7 million in cash and cash equivalents, $40.6 million in working capital and $43.8 million in shareholders equity. As of June 30 we had paid our line of credit down to 0 with $15 million in available capacity. MPA generated $6.1 million in cash from operating activities in Q1 as compared to $6.5 in Q1 of last year. Cap Ex was $231,000 during the quarter. This strong free cash flow was generated despite a 9.9 million-inventory build up during the quarter, which is offset by 8.3 million increase in accounts payable. As of June 30 we have purchased back $21.2 million of the $24 million in POS inventory we committed to purchase from our largest customer under the expanded supply agreement signed in May. We are paying for the inventory through the issuance of credit memos based on a pre-determined schedule. During the First Quarter we issued credit memos for 600,000. And we will issue a total of 7.1 in credits during Fiscal 2005, 13 million in Fiscal 2006 and 1.1 million in Fiscal 2007.

Now I would like to turn the call back to Selwyn who will discuss our expectations for both the Second and Fiscal Year 2005.

Selwyn Joffe:	Thanks Chuck. I think what’s clear to us is that the Company is going through a transition phase or has gone through a transition phase relative to the significant new demand for product from us from our existing customer base.

In the First Quarter of Fiscal 2005 we made significant strides in executing this financial strategic and operational objective and the momentum in the business continues to build. While our First Quarter results are negatively impacted by the transition costs we incurred to implement our expanded relationships for additional product we are confident about our ability to produce very positive results from our new sales and operating initiatives. Relative to the stock adjustments that Chuck recently discussed, those stock adjustments hit our income statement in the First Quarter but really came with an incremental $13 million update order which will could not be booked in revenue because of the substantial majority that went out on pay-on-scan. That’s a departure from our past operating philosophies of booking revenue when you ship but rather booking revenues when they’re scanned through our customer’s register.

In addition to that, we talked about the credits that are payable to orders on (pay-on-scan) and I think it’s important to understand that while these credits are significant that the cash receipts from the sale of that inventory far outweigh the credit that we issued toward orders on (pay-on-scan) and the incremental cash that is generated from this old POS converted inventory is a significant help in being able to transition our operations from regular shipments to pay-on-scan philosophy. Our shipments and billables are running at record levels. We are growing our relationships with existing customers. We’re expanding our growth horizons by entering the professional installer market and we’re actively (recording) additional accounts. As we move through the transition of costs associated with this new ramp up in revenue we expect to benefit from the powerful operating leverage afforded by our leading manufacturing approach and our excess capacity absorption that we’ll apply to these new units. Our business continues to generate strong free cash flow and to have a debt free balance sheet with significant untapped leverage.

Now I’d like to open up the call to any questions. If the Operator can facilitate that I would appreciate it.

Operator:	At this time I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from the line of Claude Turner of Ryan Beck & Co.

Claude Turner:	Hey guys how are you doing?

Selwyn Joffe:	Hi Claude.

Charles Yeagley:	Good.

Claude Turner:	Good. Just a couple of quick questions – bear with me because I’m not an accountant. At the end of June you had cash on the books did you have $7 million or $10 million?

Selwyn Joffe:	Ten million.

Claude Turner:	Ten million. Okay. And these transitions cost that you incurred this past quarter do you expect to incur those same costs in like the Third and Fourth Quarter?

Selwyn Joffe:	We don’t expect to incur those. We are already (partially) through the Second Quarter and have eliminated the majority of those costs.

Claude Turner:	Okay. So how – is it fair to say that how the net income was affected this quarter that you’re reporting probably won’t be affected the same way say in the Third Quarter in which last year was 23 cents a share? Well is it fair to say it’s not going to be affected the same way?

Selwyn Joffe:	That is correct. I think it’s fair to say that the – I’ll try and restate it for you. I think you’re saying the right thing but...

Claude Turner:	Yeah.

Selwyn Joffe:	It’s fair to say that the ramp up from the volume that we were at to where we are today which is now our normal run rates which this new business, those ramp up expenses are now substantially behind us.

Claude Turner:	Okay.

Selwyn Joffe:	And I’m talking as of today now – not as of the end of the quarter.

Claude Turner:	Okay good. Do you guys have a carry (loss) forward that you have on the books?

Charles Yeagley:	Yes.

Claude Turner:	Okay. Why don’t you use that on profitable quarters? Does that make sense? Isn’t that for – tend to offset any income taxes that you have got to pay going forward?

Charles Yeagley:	Well that’s two different things. There’s book income and tax income. So this is what we’re showing – the losses we had in the past gave us a tax benefit for financial statement purposes. So that now we do have a profit for financial statement purposes we need to reduce that benefit. For income tax purposes as far as cash we will not be paying any income taxes and our loss carry forward is approximately about $7 million.

Claude Turner:	Right. Okay. Okay. Okay guys that’s it. Thanks again.

Charles Yeagley:	Thanks Claude.

Selwyn Joffe:	Thanks Claude.

Operator:	Your next question comes from the line of Mark Sellers.

Mark Sellers:	Hi guys. How are you doing?

Selwyn Joffe:	Hi Mark. How are you doing?

Charles Yeagley:	Good.

Mark Sellers:	It was very tough to predict what the income statement was going to look like. And I was frankly shocked when I saw it. And then I saw the cash flow statement and I was pleasantly surprised. So I guess they kind of offset each other, but I have some questions about the gross margin. What would it have been without these $1.9 million in expenses and the 1.7 million in stock adjustments? What would the gross margin have been if say those costs had not been incurred?

Selwyn Joffe:	You know, I think we’re looking now – if you look at the press release I’ll just refer directly to the press release, I’m trying to find exactly where it is. But it’s close to – gross margin should be close to about 15% at this point in time.

Mark Sellers:	Okay so that’s kind of a normalized gross margin going forward?

Selwyn Joffe:	No the issue on gross margin is – let me try and address that because that is very confusing in this business environment. We believe that because of all the incremental volume that is being driven through our facility that we will start experiencing gross margin expansion again once we get through these transition costs and today at the existing operating levels, historical operating levels we feel that the 15% is somewhat normal and that is affected by the timing of returns from our customers. On an annualized basis that’s a normalized level looking at historical statistics and we are hoping that and believe that the incremental revenue will allow us to embark on margin expansion and we also believe that the initiatives in going to offshore production both in Malaysia and our new facility in Mexico we’ll continue to expand margins.

Mark Sellers:	Okay you talked about (40) and then in the press release there was a 46% increase in unit shipments but I know that in the First Quarter unit shipments did not equal revenue. So what kind of – I mean how much more is unit shipments going to be in the Second Quarter than revenue?

Selwyn Joffe:	Well what’ll happen – this is a part of the transition phase. As we ramp up with new pay-on-scan shipments which we can’t focus revenue until it’s sold through the register you’ll see a differential in the shipment and the what I would call billables. Once we get through a transition period which I think over the next six months we should see a flattening out of shipments matching the revenue basis and we are seeing now based on some actually good inventory turns from our customers that it’s starting to flatten out now in the middle of the Second Quarter. So we believe by the Third Quarter for sure – not for sure – but we believe by the Third Quarter that we will have sold — we will have gone through the transition phase of filling the pipeline. What normally a pipeline fill would have been revenue recognized today — pipeline fill is not revenue recognized and the average turns is around six month so we believe that we’re almost through that cycle.

Mark Sellers:	And you had about 6.5 million in these credit due to customer things that you put on the balance sheet of the liability. How does the affect the income statement?

Selwyn Joffe:	Okay at this point in time let me try and explain the accounting a little bit and Chuck forgive me for jumping in ahead of you.

Charles Yeagley:	No problem.

Selwyn Joffe:	It does not affect the income statement at all. What we have agreed to do is repurchase $24 million of inventory that exists in a distribution base today and in return for that our customer has allowed us to pay for it over a period of time and that time is a 24-month period and so the cash payments are back ended. We’ll pay approximately I think $7 million in the first year. We will collect of that $24 million of inventory, we will collect cash of $24 million in the first 8 months and so we believe that in the near term we’ll enhance our cash position, no effect on the balance sheet. On the second year we’ll revert that cash position and pay it out and I think it’s spelled out in more detail in the 10-Q.

Mark Sellers:	Yeah it’s just a little confusing so I appreciate it.

Selwyn Joffe:	It is very confusing.

Mark Sellers:	And then one last question – the NASDAQ relisting I know you guys haven’t applied. You said something about it on the last conference call. Can you give us any update on that?

Selwyn Joffe:	Again I don’t have the definitive answers to when we will be able to or whether we’ll be able to be back on NASDAQ. But certainly that is very high on our profile now in terms of making this happen and as soon as I get more real factual information to report I’ll be out in the marketplace reporting.

Mark Sellers:	But there is no change in that in terms of your suitability for the NASDAQ or...

Selwyn Joffe:	No no, not at all. I think that the Company’s growth and I think once we get through the transition the Company’s profitability and the Company’s stock price, we meet all the requirements of being on NASDAQ at this point in time.

Mark Sellers:	Okay. Thanks.

Selwyn Joffe:	Thanks a lot Mark.

Operator:	Once again I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad. Your next question comes from the line of Mitchel Sacks of Grand Slam.

Mitchel Sacks:	Yes well I’ve got a couple of questions. On a previous call you had said that you average roughly turns of about six months. Is that what I heard correctly?

Selwyn Joffe:	Yeah well it fluctuates (Mitch) between a domestic product that we sell generally turns of about six months, the import product generally turns in about nine months. On (blend) with what we’ve got we’re looking at probably seven-month turns on average.

Mitchel Sacks:	So the 13 million in additional inventory you shipped let’s just make it simple. Assuming that it turns in six months what we would expect to see then is and that’s incremental revenue that you didn’t have before correct?

Selwyn Joffe:	Correct. There are two phases of incremental revenue that we didn’t have before. Let me try and also address that (Mitch) and sorry to interrupt, but I think your questions are well taken. I’d just like to address – we have two pieces of new revenue, well actually three pieces of new revenue. We have the expanded distribution agreement with one of our largest customers and that is the base business that we got. In addition to that we have received a significant amount of update orders from that customer, which will be new product that goes into the system and that product will also turn over time so that’s additional revenue. And then the third piece of new business we got is that effective as of actually yesterday we’ve completed our transition of our new Quality Built customer and we’ll start recognizing revenues from the new traditional Quality Built customer.

But carry on with your question (Mitch). I just wanted to for the sake of everybody...

Mitchel Sacks:	The traditional Quality Built customers that, you know, where it’s being installed for is in the plus (five) then correct?

Selwyn Joffe:	Correct.

Mitchel Sacks:	Okay. So then basically if I’m trying to build sort of a model then I can use the 13 million...

Selwyn Joffe	Yeah I would take the 13 million or not all of it is pay-on-scan or I would – a substantial amount of it is pay-on-scan that 13 million should turn within six to seven to eight months as incremental revenue.

Mitchel Sacks:	And that does not include this new deal that you just signed with the traditional guy?

Selwyn Joffe:	No no that is completely separate. That is not pay-on-scan and that’s regular revenue and...

Mitchel Sacks:	Any kind of way for me to sort of judge the meaningfulness of that deal or is a smaller one, a bigger one?

Selwyn Joffe:	Well I would say the guidance on traditional revenue for that customer is around $10 million a year at revenue.

Mitchel Sacks:	Okay. And then I was trying to understand the stock adjustment a little bit better...

Selwyn Joffe:	Okay.

Mitchel Sacks:	And you said it was about (550) above what you anticipated or would normally accrue?

Selwyn Joffe:	Yeah what we did is we as part of our initiatives here we have set up what we call a sales intelligence agency. We’re looking at the mix of product that our customers carry. We want to make sure that they have the broadest parts coverage. And so what we have done in conjunction with our customers is taken back some product that was slow moving product and substituted in some new part numbers. We’ve also evaluated movement that our customers had under their prior distribution agreement and looked at part numbers that they should add to their system and part numbers that should be expanded from the limited part of their system to a greater part of their system and this is an ongoing initiative that we have. So this incremental 13 million is really just an additional generation of new revenue opportunity based on how our customers do business and how we support them doing their business.

Mitchel Sacks:	And (unintelligible) just a five (unintelligible) additional stocks (unintelligible) 13 million of additional...

Selwyn Joffe:	Yes yeah. It does. So it’s economically very viable for us but it doesn’t show up in the quarter because the revenues are obviously – for the most part the revenues can only be recognized once the consumer buys...

Mitchel Sacks:	It’s a timing difference is what the issue is.

Selwyn Joffe:	Correct. Most of everything in the numbers, I mean, someone mentioned they were shocked to see the net income numbers. I mean I was quite frankly afraid to show people with that income numbers myself but the net income number is while certainly is in compliance GAAP and all the financial reporting requirements we believe if you look at the underlying economics of what has happened in the Company, the Company today in my opinion is as viable and as lucrative as it’s ever been in its history.

Mitchel Sacks:	Yeah well based on your projections you’re going to generate a tremendous amount of free cash flow this year. Any thoughts - you know, since you’re going to be building cash throughout the year any thoughts in terms of application of the cash – either in terms of M&A activities, stock buy backs, dividends, where actually you think it might go?

Selwyn Joffe:	Yeah. I think we’re looking at certainly acquisition is certainly part of our growth strategy. We have not been able to complete any transactions effectively as of this point so, you know, as you all probably know that it’s less foreseeable as to how effective you can be on the acquisition front. We’re very conservative. Stock buy backs I mean we’ve done it in the past. We believe that that’s a viable way to invest our capital and that’s something that we’ll be looking at. And dividends are something that we will continue to evaluate, again depending on how we can be at the best returns on this cash. So all of the potential ways to increase shareholder value are things that we discuss in our Company and we’ll be moving on and acting on.

Mitchel Sacks:	Okay and then just finally again on the gross profit again so you lost the 4.6 points in Q1 to the ramp up which makes sense. In terms of Q2 you’ll have some of that ramp still in Q2 I’m assuming?

Selwyn Joffe:	Yes. But I would say again that as of today that I think the majority of the overtime has now come back to where we’ve now absorbed all this new revenue and have normalized our operations and so mid-quarter I think you’ll start seeing – we feel like that for the most part this is all behind us now.

Mitchel Sacks:	Right so to see you back at normalized margins, you know, from where you were last year in Q2 is a reasonable assumption then?

Selwyn Joffe:	Yes.

Mitchel Sacks:	Okay and then at some point do you start to get some economies of scale with all the stuff running through in terms of gross margin?

Selwyn Joffe:	Yes we absolutely will. Again now we’re up to – the key is to go from a level of production and you can see that these growth rates are, you know, 20+% in terms of revenue and production. So the ramp up obviously takes and fill the pipeline for the transition and new distribution takes a lot more effort and then once you normalize that then you start reaping the benefits of efficiency within the facilities.

Mitchel Sacks:	Do you guys plan on bringing any kind of, you know, near term guidance in terms of EBITDA or more net income or anything along those lines?

Selwyn Joffe:	We will consider that.

Mitchel Sacks:	So thank you very much – appreciate it.

Selwyn Joffe:	Thanks (Mitch).

Charles Yeagley:	Thanks (Mitch).

Operator:	At this time there are no further questions.

Selwyn Joffe:	Okay I’d like to thank everybody for joining us on the call. And certainly as always we’re available to our shareholders. Thank you.

Charles Yeagley:	Thanks a lot.

Operator:	This concludes today’s conference call. You may now disconnect.

END